Exhibit 2.1

ACQUISITION
STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

          This STOCK PURCHASE AGREEMENT (“Agreement”) is entered into among Willing Holding, Inc. (“COMPANY”), Francis Thomas Leonard (“SELLER”) and New World Mortgage, Inc., (“NEW WORLD”) dated April 15, 2008. COMPANY, SELLER and NEW WORLD shall be sometimes referred to herein as the “Parties” to this Agreement.

W I T N E S S E T H:

          WHEREAS, SELLER is the owner of one hundred percent (100%) of the authorized shares of Capital Stock of NEW WORLD, which 10,000 shares are issued and outstanding (the “Shares”) with a par value of $.001 per share, constituting all of the issued and outstanding shares of Capital Stock of NEW WORLD;

          WHEREAS, SELLER desires to sell, and COMPANY wishes to purchase 100% of the Capital Stock of NEW WORLD for the purchase price and upon the terms and subject to the conditions described below;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

          1. Sale and Purchase of Shares. At the Closing (as hereinafter defined), SELLER shall sell, assign, and transfer to COMPANY, and COMPANY shall purchase from SELLER, 100% of the Capital Stock of NEW WORLD from SELLER for the Common Stock, Preferred Stock and other considerations of the COMPANY as set forth herein.

          2. Closing. The closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at the offices of Willing Holding, Inc. and via fax on or about April 15, 2008 or such earlier date, time and place as the parties may mutually determine (the “Closing Date”) unless extended by mutual agreement of the Parties to this Agreement.

          3. Deliveries of COMPANY, SELLER and NEW WORLD at Closing.

a.	COMPANY shall deliver to SELLER 25,000 shares of the total issued and outstanding shares of the common stock of the COMPANY within 45 days after the Closing.

b.	SELLER will deliver to COMPANY all shares of the Capital Stock of NEW WORLD at the Closing.

b.	Timing. No later than 18 months after the Closing, the COMPANY will take control of the cash flow and operations of NEW WORLD.

          5. Employment Contracts. Simultaneously with the Closing, the Employment Contract shall be entered into between COMPANY and SELLER. The form of Employment Contract to be entered into between COMPANY and NEW WORLD’s other key employees shall be the form attached as Exhibit A hereto, or a similar form negotiated between COMPANY and each such employee, and COMPANY shall offer employment to each such key employee on the terms and conditions set forth in Exhibit A effective at Closing.

a.	Kevin Leonard will be issued a five-year (5) Employment Contract.

b.

Kevin Leonard will receive a salary that shall be $200,000.00 during the first calendar year and which increases by at least 10% each year to be stipulated by the board of directors during the term of the Employment Contract.

c.

The Employment Contract will include an “earn-out” provision that stipulates that SELLER will receive stock bonuses as a percentage of the increase in income generated by his leadership of NEW WORLD over the term of his Employment Contract.

d.

If the COMPANY terminates the Employment Contract for no cause prior to the third year of the contract it will pay Leonard the remaining years of base salary of the contract, “Cause” to terminate the Employment Contract shall mean fraud, embezzlement, abandonment of employment, recklessness in performance of the duties of employment, gross negligence in performance of the duties of employment, or conviction of a felony.

The following key employees of NEW WORLD will be issued three year (3 year) Employment Contracts effective beginning the day following closing: [list names]

          6. Rescission Agreement. The SELLER and the Company have the right to unwind the Acquisition outlined in this Agreement no earlier than six months from the closing date on the terms and conditions set forth in this Section 6.

a.	Upon the earlier of six months or exchange of any initial percentage of the Options the Rescission Agreement is terminated by both parties.

	a.i.	The Seller is required to maintain its year-end cash flow and margins as represented in 11.e. below and Exhibit A.

a.ii.

The COMPANY is required to use its best efforts to finance the growth of NEW WORLD through both public and private funding sources. The COMPANY will simultaneously finance the NEW WORLD operations and offer the SELLER to exercise a portion or all of its Options.

b.	Both the COMPANY and the SELLER may “rescind” the Agreement if the other declares protection under bankruptcy laws or is convicted of any state or federal felony.

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c.	The COMPANY may rescind the agreement if SELLER falls victim to death or is so disabled that he cannot reasonably perform his duties as President of NEW WORLD.

d.

     During the time from signing this Agreement to the date on which the COMPANY takes control of the cash flow and operations of NEW WORLD (as described in Section 4.c of this Agreement), the SELLER will take no action to adversely affect the business operations of NEW WORLD.

          7. Corporate Structure. The Board of Directors of NEW WORLD will have a Chairman and a total of three directors, who shall elect corporate officers including a President, Vice-President, Secretary and Treasurer. The Board of Directors of NEW WORLD shall be:

Gideon Taylor-Chairman

Kevin Leonard-Director & Chief Executive Officer

Morgan DeLucia-Director

Kevin Leonard shall continue to be Chief Executive Officer of NEW WORLD for so long as his Employment Agreement remains in effect unless removed for good cause, or unless otherwise mutually agreed upon by Kevin Leonard, NEW WORLD and the COMPANY.

          Kevin Leonard shall also be a director of the COMPANY for the duration of his Employment Agreement.

          8. Representations and Warranties of SELLER. SELLER hereby represents and warrants to COMPANY that:

a.	Ownership of the Shares. SELLER is the record and beneficial owner of 100% of the Capital Stock in NEW WORLD free and clear of any claims, liens or encumbrances.

b.

Execution and Effect of Agreement. SELLER has the authority to enter into and to perform this Agreement. This Agreement has been duly authorized, executed and delivered by SELLER, and is a legal, valid and binding obligation of SELLER, enforceable in accordance with its terms.

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c.

No Breach. The execution, delivery and performance of this Agreement will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, agreement or other instrument to which SELLER is a party or its properties may be bound or affected, or any law, statute, rule, ordinance or governmental regulation.

9. Representations and Warranties of NEW WORLD. NEW WORLD hereby represents and warrants to COMPANY that:

a.

Ownership of the Assets. NEW WORLD is the record and beneficial owner of 100% of its assets that include, hardware, software, office fixtures, office supplies and NEW WORLD is free and clear of any claims, liens or encumbrances on these assets. See Exhibit A.

b.	Any items not listed in Exhibit A are the responsibility of the SELLER.

10. Representations and Warranties of COMPANY. COMPANY represents, warrants and agrees that:

a.

Execution and Effect of Agreement. COMPANY has the full right, power and authority to enter into and perform this Agreement. This Agreement has been duly executed and delivered by COMPANY and is a legal, valid and binding obligation of COMPANY, enforceable in accordance with its terms.

b.

No Breach. The execution, delivery and performance of this Agreement will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under any indenture, mortgage, deed of trust, agreement or other instrument to which COMPANY is a party or its properties may be bound or affected, or any law, statute, rule, ordinance or governmental regulation.

c.	The COMPANY shall file an Amendment to its Certificate of Incorporation authorizing the acquisition, and any additional directors to the board with the Florida Secretary of State.

d.

The COMPANY will provide a commitment letter and a letter of intent from an investment-banking firm to fund an offering of the COMPANY’s shares to be disclosed in a registration statement filed with the Securities and Exchange Commission (SEC).

e.

Registration Rights. The shares in the COMPANY delivered to the SELLER have the same registration rights as those Common Stock and Preferred Stock shares currently held by Gideon Taylor and any and all other corporate executives of the COMPANY.

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d.

Ownership of the Shares. COMPANY is the record and beneficial owner of 100% of the Capital Stock in COMPANY to be transferred to SELLER under this Agreement, free and clear of any claims, liens or encumbrances.

e.

Upon Closing, the COMPANY shall execute a corporate resolution appointing said directors, and said directors shall execute a corporate resolution appointing said officers. If necessary to amend the corporate bylaws to accomplish that, the COMPANY and its directors shall execute a resolution amending the bylaws accordingly.

          11. Confidentiality. The COMPANY acknowledges the transaction contemplated hereby, information related to the transaction, and the business and affairs of the COMPANY is confidential. The COMPANY shall be obligated to disclose, publish and communicate, directly or indirectly, the pending transaction as outlined in this Agreement without the prior written consent of the SELLER.

12. Conditions Precedent to Closing. The obligation of the parties to consummate the transactions to be performed in connection with the Closing is subject to satisfaction of the following conditions:

a. The representations and warranties set forth by the parties in Sections 4 & 5 above shall be true and correct in all material respects at and as of the Closing Date;

b. The parties shall have performed and complied with all covenants hereunder in all material respects through the Closing;

c. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement; or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

d. All actions to be taken by the COMPANY in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the SELLER;

e. No material change in the business, financial condition, and prospects of the COMPANY from the date of this Agreement through Closing;

f. All necessary governmental and third party consents have been obtained;

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          13. Agreement of COMPANY. COMPANY expressly acknowledges and agrees that it is acquiring 100% of the Capital Stock of NEW WORLD from the SELLER without any representations or warranties of any kind made by SELLER or any other party with respect to NEW WORLD including without limitation, any representations or warranties with respect to the NEW WORLD’s business, financial condition, assets, operations, contracts, results of operations, or future prospects. COMPANY is relying exclusively on its own due diligence investigation of NEW WORLD with respect to such matters. The COMPANY and its authorized agents have had reasonable access to its properties, books, records, files, and documents relating to the COMPANY to engage in due diligence as shall be reasonable under the circumstances. COMPANY understands that all liabilities of NEW WORLD that accrue prior to the Closing Date shall not be part of the 100% acquisition of the NEW WORLD Capital Stock form SELLER. From and after the Closing Date, SELLER and NEW WORLD shall indemnify COMPANY and its officers and directors from and against all liabilities of SELLER and NEW WORLD that shall have accrued prior to the Closing Date, and all liabilities arising in any way out of SELLER’s ownership of the CAPITAL STOCK of NEW WORLD prior to the Closing Date. COMPANY shall have liability for all such liabilities that accrue from and after the Closing Date.

          14. Further Assurances. The parties shall cooperate and take such actions, and execute such other documents, as either may reasonably request in order to carry out the provisions or purpose of this Agreement.

          15. Notices. All notices or other communications in connection with this Agreement shall be in writing and shall be considered given when personally delivered, when mailed by registered or certified mail, postage prepaid, return receipt requested, or when delivered by facsimile with machine generated transmittal confirmation, as follows:

If to COMPANY:

Gideon Taylor
CEO/Chairman
Willing Holding, Inc.
3 Centerview Drive, Suite 240
Greensboro, NC 27407
Phone: (336) 294-4212
Fax: (336) 294-4213

If to SELLER and NEW WORLD:

Francis Thomas Leonard
Owner
New World Mortgage
33023 Romero Drive
Temecula, CA 92592
Phone: (951) 834-9830
Fax: (951) 834-9856

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          16. Entire Agreement. This Agreement and the exhibits hereto and the employment agreements referenced herein, taken together, set forth the parties’ final and entire agreement with respect to its subject matter and supersede any and all prior understandings and agreements. This Agreement can be amended, supplemented or changed, and any provision hereof may be waived, only by a written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, change or waiver is sought.

          17. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement shall be deemed to have been entered into in the State of California without regard to the actual location of any of the parties at the time when this Agreement and the related agreements and documents are signed.

          18. Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in San Diego, California, before one arbitrator through American Arbitration Association through their Commercial Arbitration Rules.

          19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          20. Severability. If any part of this Agreement is found to be contrary to public policy or declared invalid for any reason by a court of competent jurisdiction, such a finding or declaration shall not invalidate any other part of this Agreement.

          21. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          22. Incorporation of Exhibits and Schedules. The exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

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          23. Fees and Expenses. Except as expressly set forth herein, each party shall be responsible for its own legal, accounting, broker and other fees and expenses incurred in connection with the Closing of the transactions contemplated hereby.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

COMPANY:

By:

Morgan DeLucia, Director

NEW WORLD MORTGAGE, INC.:

By:

Francis Thomas Leonard Chief Executive Officer New World Mortgage, Inc.

SELLER:

Francis Thomas Leonard, an individual

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